UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 3, 2013

Morgan Stanley (Exact Name of Registrant as Specified in Charter)

Delaware	1-11758	36-3145972
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1585 Broadway, New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 761-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2012, Morgan Stanley (the “Company”) announced that Paul J. Taubman, co-President of Morgan Stanley’s Institutional Securities Business informed the Company of his decision to retire from his position effective December 31, 2012.  After that date and through his anticipated termination date of May 5, 2013, he will remain an employee of the Company.

The Compensation, Management Development and Succession Committee of the Company’s Board of Directors (the “Committee”) approved a separation and release agreement (the “Agreement”) with Mr. Taubman dated January 3, 2013.  The Agreement provides that any portion of Mr. Taubman’s bonus compensation with respect to 2012 that is paid in the form of deferred compensation will vest on May 5, 2013 or his earlier date of termination (provided he does not compete) (his “Termination Date”), be distributed or convert to Morgan Stanley shares, as applicable, in four equal installments through December 15, 2014 and be subject to specified cancellation and clawback provisions.  The Agreement also provides that (i) his outstanding deferred cash and equity awards will vest on his Termination Date and will be subject to specified cancellation and clawback provisions until the applicable distribution or conversion date, (ii) if he accelerates his date of termination to engage in specified work, then he will receive the base remuneration that he would have been paid through the earlier of May 5, 2013 or his commencement of employment with a new employer or engagement for services for remuneration of any kind and (iii) he will receive his accrued benefit through his Termination Date under the Company’s Supplemental Executive Retirement and Excess Plan (the “SEREP”), in accordance with the terms of the SEREP, determined as if he were eligible for early retirement.  The estimated present value of the incremental benefit provided under the SEREP based on 27 years of service through May 5, 2013 is $1.7 million.  Mr. Taubman agreed to certain customary covenants in the Agreement through November 5, 2013.  The Agreement contains a general release and waiver of claims in favor of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MORGAN STANLEY (Registrant)
Date:	January 4, 2013	By:	/s/ Martin M. Cohen
			Name:	Martin M. Cohen
			Title:	Corporate Secretary